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FOR IMMEDIATE RELEASE

Contact:
Steven A. Kahn
The Rottlund Company, Inc.
3065 Centre Pointe Drive
Roseville, MN 55113
(651) 638-0500
www.rottlundhomes.com

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THE ROTTLUND COMPANY, INC. ANNOUNCES AMENDMENTS TO ITS
SELF-TENDER OFFER

MINNEAPOLIS, MN—February 13, 2002—The Rottlund Company, Inc. (AMEX: RH) today announced that it has filed with the Securities and Exchange Commission on February 13, 2002, amendments to the Offer to Purchase relating to its self-tender offer to purchase all shares of its common stock.

The amendments, which were filed in response to comments made by the Securities and Exchange Commission, may be obtained on the SEC's web site at www.sec.gov or by contacting MacKenzie Partners, the information agent for the offer, at 1-800-322-2885.

On January 24, 2002, the Rottlund Company commenced the self-tender offer to purchase all outstanding shares of its common stock at a price of $9.00 per share, net in cash to the seller. The tender offer is scheduled to expire at 11:59 P.M. Eastern Time, on Friday, February 22, 2002. Neither the purchase price nor the expiration date were changed as a result of the amendments to the Offer to Purchase.

Shareholders can call MacKenzie Partners, the information agent for the offer, at 1-800-322-2885 to request the tender documents or with questions about the tender process.

Shareholders of the Company should read the Tender Offer Statement on Schedule TO, as amended, which is on file with the Securities and Exchange Commission as it contains important information about the tender offer. Investors can obtain such Tender Offer Statement on Schedule TO and other filed documents for free at the Securities and Exchange Commission's website at www.sec.gov.

The Rottlund Company is engaged in the design, construction, marketing and sale of detached single-family homes and attached townhomes and villas. The Company has operations in the metropolitan areas of Minneapolis/St. Paul, Minnesota, Des Moines, Iowa, and Tampa, Florida.

As a cautionary note to investors, certain matters discussed in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results and actions to differ materially from those described in the forward-looking statements. Such matters also may involve other risks and uncertainties, including changes in economic conditions and interest rates, increases in raw material and labor costs, weather conditions, and general competitive factors, which may cause actual results to differ materially.

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THE ROTTLUND COMPANY, INC. ANNOUNCES AMENDMENTS TO ITS SELF-TENDER OFFER